EXHIBIT 10.16

February 15, 2012

Evan L. Kaplan

Re:	Amendment to October 31, 2008 Employment Offer Letter Agreement

Dear Evan:

As you know, on October 31, 2008, you and iPass Inc. (the “Company”) entered into an Employment Offer Letter Agreement (the “Employment Agreement”). This letter agreement (the “Amendment”) modifies the Employment Agreement as follows:

Section VII(2)(iii) is hereby modified to read in its entirety as follows: “(iii) you promptly tender your resignation as a director on the Board and your resignation from any director or officer positions of any Company subsidiary; then you will be eligible to receive, as your sole severance benefits…”

Section VII(3) of the Employment Agreement is deleted and replaced in its entirety with the following Section VII(3):

(3)	Corporate Transaction Benefits.

(a) Accelerated Vesting. Immediately upon the closing of a Corporate Transaction, any specified performance target or other vesting condition, whether determined by passage of time or by reference to performance targets or operations of the Company or an Affiliate (as defined below), in any Equity Awards issued to you pursuant to any equity incentive plan of the Company shall immediately be deemed satisfied.

(b) Severance In the Event of a Covered Termination Within Eighteen (18) Months After the Consummation of a Corporate Transaction. If: (i) within eighteen (18) months after the consummation of a Corporate Transaction, the Company terminates your employment without Cause or you resign for Good Reason (each, a “Covered Termination”), and provided such termination or resignation, as applicable, qualifies as a “separation from service” within the meaning of Treasury Regulation 1.409A-1(h); and (ii) you sign, date, return to the Company within forty-five days following the Covered Termination and allow to become effective a general release of all known and unknown claims in the form as shall be provided to you by the Company (which may, at the Company’s election, be contained in a separation agreement)(the “Release”); and (iii) you promptly tender your resignation as a director on the Board and your resignation from any director or officer positions of any Company subsidiary; then, in lieu of the Severance Benefits set forth in Section VII(2) herein, you will be eligible to receive, as your sole severance benefits:

(a) Base Salary Severance. You will receive cash severance equal to twelve (12) months of your base salary in effect as of the date of the Covered Termination (the “Termination Date”), subject to required payroll deductions and withholdings, paid in a lump sum within ten (10) business days after the effective date of the Release.

(b) Additional Lump Sum Severance Bonus Payment. You will receive an additional lump sum cash severance payment in an amount equal to twelve (12) months of your then-current annual target bonus (the “Additional Severance Payment”). If paid, the Additional Severance Payment will be subject to required payroll deductions and withholdings and paid in a lump sum within ten (10) business days after the effective date of the Release.

(c) Health Insurance. If you timely elect continued group health insurance coverage pursuant to federal COBRA law or comparable state insurance laws (collectively, “COBRA”), the Company will pay your COBRA premiums sufficient to continue group health insurance coverage for you and your covered dependents (if applicable) at the level of coverage in effect as of the Termination Date, through the earlier of either: (i) eighteen (18) months after the Termination Date; or (ii) the date that you become eligible for group health insurance through another employer. In the event you receive the Severance Benefits, you must promptly notify the Company in writing if you become eligible for group health insurance coverage through another employer within eighteen (18) months after the Termination Date.

(d) Accounting and Tax Expenses. You will be reimbursed for amounts reasonably incurred by you for personal accounting and tax services in connection with a Corporate Transaction (even if such services are provided prior to the closing of the Corporate Transaction), up to a maximum of $15,000.

Except as expressly modified by this Amendment, all other terms of your Employment Agreement shall remain in full force and effect.

Please signify your acceptance of this Amendment by signing and dating below, and returning the signed Amendment to me.

Sincerely,

IPASS INC.

By:	/S/ J. MICHAEL BADGIS
J. Michael Badgis
Vice President, Human Resources

Understood and Accepted By:

/S/ EVAN KAPLAN	Dated: 2/17/12
Evan L. Kaplan